PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS
THIS DOCUMENT IT IS INTENDED TO BE A LEGALLY BINDING AGREEMENT.
READ IT CAREFULLY.

This agreement is by and between Spencer Springs LLC ("Seller") and Roger Anderson and/or assignee ("Buyer") Within 10 business days of acceptance of this Agreement, Buyer shall deposit with the "Escrow Holder" in paragraph 4 below, the sum of Twenty Thousand dollars ($20,000.00). This sum is a deposit ("Deposit") to be deposited into escrow and to be applied to the purchase price of that certain land and improvements thereon (collectively referred to as the "Property") located at 1725 E. Warm Springs Rd, City of Las Vegas, County of Clark, State of Nevada, and more particularly described as follows: A 24,336 square foot Shopping Center, 2.11 Acre parcel of land. APN # 177-11-101-004. APN #177-11-101-005

TERMS AND CONDITIONS

Seller agrees to sell the Property, and Buyer agrees to purchase the Property, on the following terms and conditions:

1.) **PURCHASE PRICE:** The "Purchase Price" for the Property is Three Million Eight Seventy Five Dollars ($3,875,000.00). The balance of the purchase price shall be payable at close of escrow pursuant to the terms stated herin.

2.) **DOWN PAYMENT:** Buyer shall make a cash down payment of ($675,000.00) Six Hundred Seventy Five Thousand Dollars Firm.

3.) **EXSISTING LOAN:** Buyer In certified funds on or before the close of escrow, Buyer to take existing mortgage subject to its current terms and conditions. This offer is subject to verification of pre-lim, existing loan balance, and its terms and conditions. Buyer to make first payment after the close of escrow. All payments, impounds and taxes to be current at close of escrow.

4.) **NEW SELLER LOAN:** Seller to carry back a second deed of trust in the amount of ($950,000.00) Nine Hundred Fifty Thousand Dollars. Escrow shall prepare a deed of trust and note with the following terms and conditions; Interest to be 4% interest only payments or more if Buyer wish's all due in 3 years. Note shall be assumable by any other party with Sellers approval which shall not be unreasonably withheld. This shall be a non-recourse loan with no personal guarantee by Buyer. Once property is leased to 85% Interest on Sellers carry back shall be increased to 7%.

5.) **ESCROW:** Buyer shall open escrow with Chicago Title ("Escrow Holder") by the simultaneous deposit of a copy of this executed agreement and Buyer's Deposit with Escrow Holder (defined as "Opening of Escrow"). Seller and Buyer shall execute such further documents or instruments, as Escrow Holder may deem necessary to close this transaction within Escrow Period. Close of escrow ("Closing Date") shall mean the date on which the deed transferring title to the Property is recorded. Escrow fees shall be paid by Seller and Buyer Split Equally. All other closing cost shall be paid in accordance with the custom in the county where the property is located.

6.) **PRORATIONS:** Rents (Rents are assumed collected when due), real property taxes, premiums on insurance, interest on any debt being assumed or taken subject to by Buyer, and any other expenses of the Property shall be prorated as of the Closing Date. All deposits, advance rentals, pre-paid contracts and the amount of any future lease credits, shall be credited to Buyer. The amount of any bond or assessment currently due, which is a lien and not customarily paid with real property taxes, shall be paid by Seller.

7.) **TITLE:** Within Seven (7) business days after acceptance of Purchase Agreement, Seller shall procure and cause to be delivered to Buyer a preliminary title report issued by Chicago Title (the "Title Company") on the Property. Within Five (5) business days following receipt thereof, Buyer shall deliver to Seller written notice of any exceptions to which Buyer reasonably objects. Failure of Buyer to object within this time period is a waiver of exceptions to title. If Buyer objects to any exceptions, Seller shall within Five (5) business days after receipt of Buyer's objections, deliver to Buyer written notice that either (i) Seller has removed, or prior to Close of Escrow will remove, the exception(s) to which Buyer has objected to, or (ii) Seller is unwilling or unable to eliminate said exception(s). If Seller fails to so notify Buyer or is unwilling or unable to remove any such exception by the Closing Date, Buyer within 48 hours of time period set forth above, may elect to terminate this Agreement and receive back the entire Deposit, in which event Buyer and Seller shall have no further obligations under this Agreement or, alternatively within said stated 48 hour

BUYER [ ] SELLER [ ]

time period, Buyer may elect to purchase the Property subject to such exception(s). Seller shall convey by grant deed to Buyer (or to such other person or entity as Buyer may specify) marketable fee title subject only to the exceptions approved by Buyer in accordance with this Agreement. Title shall be insured by a standard California Land Title Association (CLTA) owner's policy of title insurance issued by the Title Company in the amount of the purchase price with premium paid by Seller. Should Buyer desire an Alta Policy, Buyer shall pay all cost for same in excess of the costs for the CLTA policy, including but not limited to an ALTA Survey, if required.

8.) **PERSONAL PROPERTY:** Title to any personal property located at the Property to be conveyed to Buyer in connection with the sale of the Property shall be conveyed to Buyer by Bill of Sale on the Closing Date free and clear of all encumbrances (except those approve by Buyer). The Price of these items shall be included in the purchase price for the Property.

9.) **BUYER'S INVESTIGATIONS & CONDITIONS OF PROPERTY:** It is understood and agreed that Buyer has, or will have prior to the Closing Date, inspected the Property as a part of these investigations. During business hours by appointment, Buyer and Buyer's agents, employees, contractors and inspectors shall have the right, privilege and license to enter onto the Property, at Buyer's sole cost and expense for the purposes of conducting their inspections.

10.) **DOCUMENT CONTINGENCIES:** Seller agrees to provide Buyer with items listed below within Ten (10) Business days following acceptance of this Agreement.

a.) All rental agreements, leases, service and maintenance contracts affecting the property.
b.) All bonds and assessments affecting the property, currently known to Seller.
c.) All notes and security instruments affecting the Property, if they are going to be assumed or taken subject to.
d.) A complete and current rent roll, including a schedule of all tenant deposits, credits, fees and any other economic concessions that will have the effect of reducing the scheduled rental income.
e.) A written inventory of all items of Personal Property to be conveyed to Buyer at close of escrow.
f.) Copy of applicable Covenants, Conditions and Restrictions (CC&R's) affecting the property
g.) Copy of Site Improvement Plans, Certificates of Completion and Occupancies, Copy of Contractor warranties.
h.) Seller shall provide any existing appraisals, environmental reports, physical inspection reports, and surveys to the extent that they are in Seller's possession

11.) **PHYSICAL INSPECTION:** Buyer shall have until 45 days from acceptance of this offer to inspect the physical condition of the Property, including, but not limited to interior inspections, soil conditions and the presence or absence of hazardous materials on or about the Property. Physical inspection also to include Buyer's investigations of Federal, State and local laws to determine what change to the property, if any, are required, and to notify the Seller in writing if the Buyer disapproves same. If Buyer fails to timely disapprove of these items in writing, such items shall be deemed approved. If Buyer disapproves in writing the physical condition of the Property within the specified time, this Agreement shall be null and void and Buyer's entire Deposit shall be returned, and Buyer and Seller shall have no further obligations hereunder. All cost of any such inspection and testing shall be at Buyer's expense

12.) **ESTOPPEL CERTIFICATES (LEASED PROPERTIES):** Seller shall deliver to Buyer, within ten (10) business days prior to the Closing Date, estoppel letters and subordination agreements (provided by Buyer's Lender), from each lessee or tenant. Buyer shall have three (3) business days after receipt to disapprove, in writing, the Estoppel Certificates. Buyer may only disapprove said certificates, and cancel the Agreement if the certificates reflect that gross income from the Property, a) is materially less than that previously represented by Seller, or b) the terms and/or conditions stated on the certificate do not reflect what was represented to Buyer. Upon such disapproval, Buyer's entire Deposit shall be returned, and the parties shall have no further obligations hereunder.

BUYER [RD] SELLER [WB]

13.) **RISK OF LOSS:** Risk of loss to the Property shall be borne by Seller until title has been conveyed to Buyer. In the event that the improvements on the Property are destroyed or materially damaged between acceptance of this Agreement and the date title is conveyed to Buyer, Buyer shall have the option of demanding and receiving back the entire Deposit and being released from all obligations hereunder, or alternatively, taking such improvements as Seller can deliver. Upon Buyer's physical inspection and approval of the Property, Seller shall maintain the Property through close of escrow in the same condition and repair as approved, reasonable wear and tear excepted.

14.) **POSSESSION:** Possession of the Property shall be delivered to Buyer on the Closing Date. All keys, leases, rental agreements, ongoing vendor contracts etc., shall be delivered to Buyer at close of escrow.

15.) **LIQUIDATED DAMAGES: By placing their initials immediately below, Buyer and Seller agree that it would be impractical or extremely difficult to fix actual damages in the event of a default by Buyer, that the amount of Buyer's Deposit hereunder is the parties reasonable estimate of Seller's damages in the event of Buyer's default, and upon the Buyer's default in its purchase obligations under this Agreement, not caused by any breach by Seller, Seller shall be released from its obligation to sell the Property and shall retain Buyer's Deposit as liquidated damages, which shall be Seller's sole and exclusive remedy in law or at equity for Buyer's default.**

Seller's Initials ______ **Buyer's Initials** ______

16.) **BUYER EXCHANGE:** 1031 Exchange. Seller shall cooperate, at no material cost to Seller, with Buyer in order to effectuate a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, and in connection therewith Buyer shall be permitted to assign this Agreement to a qualified intermediary for the purpose of completing such exchange. **This offer shall be subject to the successful close of Buyer's 1031 exchange(s). Buyer's exchange properties shall close during the above referenced contingency period. Should Buyer's exchange properties not successfully close during this time, either Buyer or Seller may terminate said transaction, and all deposit monies shall be returned to Buyer.**

17.) **ARBITRATION OF DISPUTES:** Any disputes arising hereunder shall be resolved in a binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The prevailing party in such arbitration shall be entitled to its reasonable attorney's fees and cost.

18.) **SUCCESSORS & ASSIGNS:** This Agreement and any addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto. Buyer may assign this contract or any interest therein, without Seller's prior written consent which shall not unreasonably be withheld, to a Limited Liability Company or other similar entity.

19.) **ATTORNEY'S FEES:** In any litigation, arbitration or other legal proceeding which may arise between any of the parties hereto, the prevailing party shall be entitled to recover all of its costs, including the costs of arbitration, and reasonable attorney's fees in addition to any other relief to which such party may be entitled.

20.) **TIME:** Time is of the essence of this Agreement.

21.) **NOTICES:** All notices required or permitted hereunder shall be given to the parties in writing at their respective addresses as set forth below and shall be effective upon receipt. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or Legal Holiday, the time for performance shall be extended to the next business day.

22.) **FOREIGN INVESTOR DISCLOSURE:** Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of the Foreign Investment in Real Property Tax and regulations promulgated thereunder.

23.) **OTHER TERMS & CONDITIONS:**. Buyer and Seller also acknowledges that they each have a Real Estate License in the states of Nevada and California. Seller shall be responsible for the leasing of any and all vacant space in shopping center along with all cost associated with said leasing until such time as escrow closes. Once the shopping center is 85% leased Buyer shall start making interest or more payments on Sellers second deed of trust. No Commissions will be due or payable by either party.

BUYER[/] SELLER[ ]